EXHIBIT 99.(2)(a)(viii)
ARTICLES SUPPLEMENTARY DATED 04/08/04


                       BOULDER GROWTH & INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY

     Boulder  Growth  &  Income  Fund,   Inc.,  a  Maryland   corporation   (the
"Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to Section 3-802(b)(3) of the Maryland General Corporation Law (the "MGCL"), the Corporation, by a resolution of its Board of Directors (the "Board of Directors") duly adopted at a meeting duly called and held, elected not to be subject to Section 3-804 and Section 3-805 of the MGCL.

     SECOND:  The Corporation's  election to not be subject to Section 3-804 and
Section 3-805 of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

     THIRD: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 8th day of April, 2004.

ATTEST:                                       Boulder Total Return Fund, Inc.


/s/Stephanie Kelley                           By:  /s/ Stephen C. Miller
Stephanie Kelly                                    Stephen C. Miller
Secretary                                          President